EXHIBIT 21

Subsidiaries of the Registrant

Name	Percent Ownership	State of Incorporation
Cincinnati Federal Savings and Loan Association	100%	Federal
Cincinnati Federal Investment Services, LLC*	100%	Ohio

*Subsidiary of Cincinnati Federal Savings and Loan Association